UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2013

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The extension date was originally reported in error as May 1, 2013 and has been corrected to April 17, 2013.  April 17, 2013 was the date that was requested by the Company in the response letter dated January 31, 2013 and Accepted by the NYSE MKT on March 5, 2013.

General Employment Enterprises, Inc. (the ”Company”) (NYSE MKT: JOB) today announced that on January 17, 2013 and February 21, 2013 the Company received notices from the NYSE MKT staff indicating that the Company is below certain of the Exchange’s continued listing standards due to its delinquency in filing Form 10-K for fiscal year ended September 30, 2012 and the delinquency in filing Form 10-Q for the quarter ended December 31, 2012, as set forth in sections 134 and 1101 of the NYSE MKT Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on January 31, 2013 presented its plan for both reports to the Exchange.  On March 5, 2013 the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until April 17, 2013 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by the Exchange staff during the extension period.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE MKT LLC.

 On March 14, 2013 a press release announcing the NYSE MKT LLC acceptance of the plan was issued. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated March 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: March 14, 2013	By: /s/ Michael K. Schroering
Michael K. Schroering
Chairman of the Board and Chief Executive Officer

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